                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             NOVAMETRIX MEDICAL SYSTEMS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11:
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount previously paid:
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     2) Form, schedule or registration statement no.:
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     3) Filing party:
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     4) Date Filed:
        ------------------------------------------------------------------------

                        [LOGO]

                                                                November 1, 1996

Dear Stockholders:

    By now you should have received our proxy statement, which we mailed to all stockholders several days ago. The proxy statement contains important information concerning business to be conducted at our annual meeting on November 25, 1996, including a vote by stockholders on the merger with Andros Inc.

    We are sending you the enclosed summary of the reasons why your Board of Directors unanimously believes the merger will enhance stockholder value. We hope that after reviewing this summary, together with our proxy statement, you will agree that the merger is in the best interests of the Novametrix stockholders and should be approved.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER, FOR THE COMPANY'S NOMINEES FOR CLASS A DIRECTORS AND FOR THE OTHER PROPOSALS IN THE COMPANY'S PROXY STATEMENT. YOUR VOTE IS IMPORTANT, AND WE ASK THAT YOU PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD THAT WAS ENCLOSED WITH OUR PROXY STATEMENT. AN ADDITIONAL WHITE PROXY CARD HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.

    WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY OF THE GREEN PROXY CARDS YOU RECEIVE FROM THE 13D GROUP.

    YOU CAN REVOKE ANY PROXY YOU HAVE SENT TO THE 13D GROUP BY SIGNING, DATING AND RETURNING THE COMPANY'S WHITE PROXY CARD, USING EITHER THE ENCLOSED ENVELOPE OR THE ENVELOPE THAT WAS ENCLOSED WITH OUR PROXY STATEMENT.

    ONLY YOUR LATEST DATED PROXY COUNTS.

    I believe the Andros merger provides an unparalled opportunity for Novametrix and its stockholders, and I urge you to approve it.

    Thank you for your continued support.

                                          Sincerely yours,

                                          /s/ William J. Lacourciere

                                          William J. Lacourciere
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          SUMMARY OF NOVAMETRIX PROXY
                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

    -   FOR the acquisition of Andros Inc.

    - FOR the election of the Company's nominees to the Board of Directors, Michael J. Needham and Joseph A. Vincent.

    -   FOR a long term incentive plan for key employees of the Company.

    -   FOR the selection of Ernst & Young LLP as our auditors.

                   YOUR VOTE IS IMPORTANT . . . WE NEED YOUR SUPPORT

                     BE SURE TO VOTE THE COMPANY'S WHITE PROXY CARD
                        AND RETURN IT IN THE ENCLOSED ENVELOPE.

THE COMPANY'S PROXY STATEMENT MAILED TO YOU PREVIOUSLY CONTAINS IMPORTANT INFORMATION CONCERNING THE BUSINESS TO BE CONDUCTED AT OUR ANNUAL MEETING AND SHOULD BE READ CAREFULLY.

WHY IS THE ACQUISITION OF ANDROS IMPORTANT?

    -   The acquisition should TRIPLE revenues.

             The market that Novametrix sells to is consolidating into larger purchasing groups. It is becoming more difficult for small companies like Novametrix to compete in this environment. REVENUES IN EXCESS OF $75 MILLION(1) will substantially improve the Company's opportunity to conduct business with large hospital groups.

    -   The acquisition should more than DOUBLE EARNINGS PER SHARE (EPS).

             In the next fiscal year EPS should more than double(2) compared to last fiscal year. EPS is the most significant factor used by the financial community to determine the value of a company's stock.

    -   The acquisition should more than QUADRUPLE cash flow (EBITDA).

             In the next fiscal year, EBITDA (earnings before interest, taxes, depreciation and amortization) should more than quadruple from $3.4 million to approximately $16 million.

    -   The acquisition should increase NOVAMETRIX' MARKET VISIBILITY.

             REVENUES GREATER THAN $75 MILLION AND A SUBSTANTIAL INCREASE IN MARKET CAPITALIZATION(3) should improve Novametrix' visibility in the financial community and should attract interest by more institutional funds and financial analysts.

    - Genstar Capital Partners LLP will be a 38%(4) stockholder in the new Company.

             Genstar acquired Andros in March of this year. Genstar is an investment group with extensive experience in buying companies and growing the companies' revenues and profits.

             Genstar brings a new dimension to Novametrix, offering the potential for ACCELERATED GROWTH THROUGH FUTURE ACQUISITIONS.

    -   Andros adds a TECHNOLOGY boost to Novametrix.

             Andros' Anesthetic Agent monitoring technology broadens Novametrix' product offering to both our direct customer base and to our OEM (original equipment manufacturer) partners.

    -   Andros BROADENS our OEM customer base.

             All of Andros' SALES are to OEM customers, some of whom do not presently have an OEM agreement with Novametrix.

HOW SIGNIFICANT ARE THE RISKS ASSOCIATED WITH THIS ACQUISITION?

    -   The Company assumes approximately $42 million of Andros debt.

        DEBT VS. CASH FLOW

             It is projected the combined company will produce a very positive EBITDA of approximately 20% of revenue; approximately $16 million in the next fiscal year. A ratio of combined debt ($48 million) to EBITDA ($16 million annually) of 3.0 to 1(5) is considered a favorable lending ratio by most banks. Presently, two banks have proposed to finance the debt at very attractive interest rates.

             At present levels of revenue and earnings, most of the debt will be amortized in five years. As revenue and earnings grow, debt amortization will be accelerated.

    - The increased shares outstanding will dilute existing stockholders' ownership by 38% and will give Genstar substantial voting power.

        THE ACQUISITION IS PROJECTED TO BE NON-DILUTIVE

             Although the existing shareholder position will be reduced by 38%, the acquisition is NON-DILUTIVE SINCE EARNINGS PER SHARE ARE PROJECTED TO INCREASE by over 100% in fiscal 1998 compared to Novametrix fiscal 1996 earnings, on an increased number of shares outstanding.

             We expect Genstar's representatives on the Board of Directors will use their voting power to enhance stockholder value, since they are professional investors motivated to increase the value of the Company's stock.

    -   The unsatisfactory performance of Andros in fiscal 1995.

        IMPROVED ANDROS PERFORMANCE SINCE GENSTAR ACQUISITION

             In fiscal 1994 Andros revenues were buoyed by an incremental, one time, $14 million sale of automotive products. During that year the company substantially stepped up overhead expense and made an acquisition on unfavorable terms.

             When sales returned to their normal levels in fiscal 1995, the incremental overhead burden negatively impacted EPS and cash flow(6).

             Andros' unsatisfactory performance made them an attractive acquisition for Genstar, which has experience turning around under-performing companies.

             Genstar immediately reduced Andros' overhead and made book adjustments for the pro-forma year ended 4/30/96 resulting in substantial losses(7); which properly positions Andros for the future.

             Andros' book value is a function of accounting adjustments made since the Genstar acquisition, NOT a reflection of the value of the business(8).

             Since the Genstar acquisition, Andros improved its performance in the quarter ended July 31, 1996(9).

             Andros has signed TWO LONG-TERM MEDICAL OEM AGREEMENTS within the last 12 months which should substantially improve revenue and earnings in future periods.

    - The difficulty with integrating the two companies and the challenge of managing bi-coastal operations.

        BUSINESS IS SIMILAR TO NOVAMETRIX

             Andros uses similar technology, non-dispersive infra-red spectroscopy, employs similar engineers, uses similar manufacturing processes and sells its products to many of the same customers.

             Novametrix presently manages a division in the State of Washington and is accustomed to bi-coastal management.

             Novametrix is not familiar with the environmental and automotive markets and will depend in this area on Andros' marketing expertise. This was Andros' original market and product area and they retain qualified people to develop these products and markets.

WHY IS THE ACQUISITION SO IMPORTANT?

    -   The Company's revenue should TRIPLE

    -   The Company's after tax earnings should MORE THAN DOUBLE

    -   The Company's cash flow should MORE THAN QUADRUPLE

    -   The Company gains critical size, providing
        -    MARKET LEVERAGE
        -    FINANCIAL COMMUNITY VISIBILITY

    - The Company gains Genstar as a partner which wants to DRIVE SHAREHOLDER VALUE

    -   The Company's technology base is STRENGTHENED

    -   The Company's market opportunity is BROADENED

    -   Andros has STRONG GROWTH prospects

    The Board of Directors believes a vote FOR the merger is a vote for ACCELERATED GROWTH.

TWO DIRECTORS HAVE BEEN NOMINATED FOR REELECTION -- MICHAEL J. NEEDHAM AND
  JOSEPH A. VINCENT

    Michael Needham is Chairman and CEO of SimEX Inc., an international designer and developer of entertainment attractions. Mr. Needham was formerly President of Helix Investments Ltd., a $450 million venture capital fund which made a number of investments in medical technology companies. Mr. Needham's 15 year history with the Company, his insight into medical products companies, his financial background and his management experience make him an invaluable member of the Board of Directors. Mr. Needham owns 2,000 shares of Novametrix stock.

    Joseph Vincent, a certified management accountant (CMA), presently serves as the Company's Vice President of Finance and Chief Financial Officer. Mr. Vincent has 22 years of diversified experience in the medical products industry, 13 of them with Novametrix. Mr. Vincent has served the Institute of Management Accountants in many capacities including National Vice President and currently chairs the Pension Subcommittee. He is recognized as a leader in this 85,000 member organization, the largest management accounting organization in the world. Mr. Vincent's unique background and detailed knowledge of Novametrix' financial circumstances make him an irreplaceable member of the Board of Directors. Mr. Vincent presently owns 50,716 shares of Novametrix stock.

    The Board of Directors urge you to vote FOR both of our nominees.

LONG TERM INCENTIVE PLAN

    In order to attract and retain key employees, a comprehensive compensation program, including incentive awards, is essential to remain competitive in the marketplace and to attract highly capable people.

    The Long Term Incentive Plan provides a very flexible means of providing such incentives through a variety of stock-based awards. ALL employees will be eligible for awards, subject to LIMITS on the number of shares that may be awarded to directors.

    The Board of Directors recommends a vote FOR the Long Term Incentive Plan.

RATIFICATION OF ERNST & YOUNG LLP AS AUDITORS

    Ernst & Young has been the Company's outside audit firm since the Company's inception, and the Board of Directors considers them eminently qualified.

    The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company's auditors.

IF YOU HAVE ANY COMMENTS OR QUESTIONS PLEASE CALL NOVAMETRIX AND ASK ABOUT THE PROXY AT (800) 243-3444 OR GEORGESON & COMPANY, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, AT (800) 223-2064.

    THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING POST-MERGER OPERATIONS OF NOVAMETRIX. THERE ARE MANY IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING, WITHOUT LIMITATION, DIFFICULTIES THAT MAY BE ENCOUNTERED IN INTEGRATING THE OPERATIONS OF NOVAMETRIX AND ANDROS, WHICH DIFFICULTIES WILL BE EXACERBATED BY THE NECESSITY OF COORDINATING GEOGRAPHICALLY SEPARATE ORGANIZATIONS, FUNDAMENTAL CHANGES OCCURRING IN THE HEALTH CARE INDUSTRY AS A RESULT OF ECONOMIC FORCES, REGULATORY INFLUENCES AND POLITICAL INITIATIVES, THE CONTINUING TREND TOWARDS MORE STRINGENT REGULATORY OVERSIGHT OF MEDICAL DEVICE MANUFACTURERS, UNCERTAINTIES RELATED TO PATENTS AND OTHER PROPRIETARY RIGHTS, INTENSE COMPETITION IN THE INDUSTRIES IN WHICH NOVAMETRIX AND ANDROS OPERATE, DIFFICULTIES IN DEVELOPING AND INTRODUCING NEW PRODUCTS AND THE INCREASING FOREIGN SALES OF THE COMBINED COMPANY AND THE RESULTANT EXPOSURE TO FOREIGN CURRENCY FLUCTUATIONS. MANY OF THESE IMPORTANT FACTORS ARE OUTSIDE NOVAMETRIX' CONTROL AND COULD CAUSE THE FORWARD-LOOKING STATEMENTS TO BE MATERIALLY INACCURATE, AND NO ASSURANCE CAN BE PROVIDED AS TO ANY FUTURE FINANCIAL RESULTS. IN ADDITION, BECAUSE THE MARKETS IN WHICH NOVAMETRIX AND ANDROS OPERATE ARE HIGHLY COMPETITIVE AND BECAUSE OF THE INHERENT UNCERTAINTIES ASSOCIATED WITH MERGING TWO COMPANIES, NO ASSURANCE CAN BE PROVIDED THAT NOVAMETRIX WILL BE ABLE TO REALIZE FULLY THE REVENUE AND COST SAVINGS OPPORTUNITIES THAT NOVAMETRIX CURRENTLY EXPECTS AFTER THE MERGER OR THAT SUCH REVENUE SYNERGIES AND COST SAVINGS WILL BE REALIZED AT THE TIMES CURRENTLY ANTICIPATED. FURTHER, NO ASSURANCE CAN BE PROVIDED THAT COST SAVINGS THAT ARE REALIZED WILL NOT BE OFFSET BY LOSSES IN REVENUES. NOVAMETRIX DOES NOT PRESENTLY INTEND TO UPDATE PUBLICLY THE FORECASTS INCLUDED HEREIN OR PROVIDE SIMILAR FORECASTS IN THE FUTURE.

FOOTNOTES:

(1) Novametrix fiscal 1998 revenues are expected to exceed $75 million compared to fiscal 1996 revenues of $25 million.

(2) Fiscal 1998 earnings are expected to exceed $.34 per share on a fully taxed basis, compared to fully taxed fiscal 1996 earnings per share of $.17 ($.26 pre-tax) assuming a 36% tax rate.

(3) Market capitalization refers to shares outstanding multiplied by the market price, expected initially to be approximately $68 million (11,824,000 X $5.75 @ 9/27/96).

(4) The Merger Agreement provides for the issuance of up to an additional 5% of the shares of Novametrix Common Stock in the event that Andros' revenue exceeds $48.9 million by $8.7 million or the combined company's consolidated EBITDA exceeds $16.3 million by $3.3 million, for fiscal 1998.

(5) EBITDA is used by many banks and financial institutions as a measure of a company's ability to generate cash flows.

(6) Overhead spending grew from $9.1 million in fiscal 1993 to $15.3 million in fiscal 1995.

(7) Pro-forma results reflect these substantial restructuring costs (reference page 16 of Proxy Statement).

(8) Andros' book value at July 31, 1996 of ($3.6 million) includes the book write-off of $22.7 million of in-process research and development, which write-off is associated with Genstar's acquisition of Andros.

(9) Overhead spending has been reduced to an annualized rate of approximately $9.2 million for the quarter ended July 31, 1996.

                                   IMPORTANT

1. Be sure to vote on the WHITE proxy card. We strongly urge you not to sign or return any green proxy cards you receive from the 13D group, even as a protest vote against their nominees. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and instruct them to vote on the WHITE proxy card "FOR" the Novametrix board nominees and "FOR" the Andros merger proposal.

3. IF YOU HAVE ALREADY SIGNED AND RETURNED THE 13D GROUP'S PROXY YOU CAN REVOKE THAT PROXY BY SIGNING AND RETURNING A LATER-DATED WHITE PROXY WHICH IS INCLUDED WITH THE ENCLOSED PROXY MATERIALS. ONLY YOUR LATEST DATED PROXY COUNTS.

If you have any comments or questions please feel free to call us at (800) 243-3444 or Georgeson & Company, the firm assisting us in the solicitation of proxies, at (800) 223-2064. Your opinions are important to us.